Exhibit 99.1

FOR IMMEDIATE RELEASE

HCI Group Terminates Shareholder Rights Plan

Tampa, Fla. – April 24, 2017 – HCI Group, Inc. (NYSE:HCI) announced today that its board of directors has approved the termination of the company’s shareholder rights plan, commonly referred to as a “poison pill,” by amending the associated rights agreement to accelerate the expiration date to April 18, 2017. Shareholders are not required to take any action as a result of this termination.

Paresh Patel, chairman of the board and chief executive officer of HCI Group, commented: “When we first established the rights plan in 2013, HCI was a young, rapidly growing company with a large amount of cash, little debt and significant unrecognized investments in real estate and technology. We implemented the plan to protect the company and our shareholders from unfair and coercive takeover attempts and to give the board of directors leverage in negotiating with potential acquirers. However, when our largest shareholder requested a special exemption from the shareholder rights plan, our board reevaluated the value of the plan to the company and our shareholders. After careful consideration of the company’s growth and development since the rights plan was adopted, shareholder input, public policy and corporate governance best practices, the board determined it was in the best interests of the company and shareholders to terminate the rights plan before its scheduled expiration in October 2018.”

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary, business activities, including homeowners’ insurance, reinsurance, real estate, and information technology. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 Index and S&P SmallCap 600 Index. HCI Group, Inc. regularly publishes financial and other information in the Investor Information section of the company’s website. For more information about HCI Group and its subsidiaries, visit www.hcigroup.com.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel (813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Matt Glover and Najim Mostamand

Liolios Group, Inc.

Tel (949) 574-3860

HCI@liolios.com

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